ADMINISTRATION, SHAREHOLDER SERVICES AND DISTRIBUTION PLAN

                  As amended and restated through June 1, 1999


     Section 1. Seligman Municipal Series Trust (the "Trust") will pay fees to Seligman Advisors, Inc., the principal underwriter of its shares (the
"Distributor"), for administration, shareholder services and distribution assistance for the Class A, Class C and Class D shares of the Trust. As a result, the Trust is adopting this Administration, Shareholder Services and Distribution Plan (the "Plan") pursuant to Section 12(b) of the Investment Company Act of 1940, as amended (the "Act") and Rule 12b-1 thereunder.

     Section 2. Pursuant to this Plan, each Series of the Trust may pay to the Distributor a shareholder servicing fee of up to .25% on an annual basis of the average daily net assets of the Series (payable quarterly with respect to Class A and monthly with respect to Class C and Class D) and a distribution fee up to
 .75% on an annual basis, payable monthly, of the average daily net assets of the Series attributable to Class C and Class D shares. Such fees will be used in
their  entirety  by  the  Distributor  to  make  payments  for   administration,
shareholder services and distribution assistance,  including, but not limited to
(i) compensation to securities dealers and other organizations (each, a "Service Organization" and collectively, the "Service Organizations"), for providing distribution assistance with respect to assets invested in the Series, (ii) compensation to Service Organizations for providing administration, accounting and other shareholder services with respect to the Series' shareholders, and
(iii) otherwise promoting the sale of shares of the Series, including paying for the preparation of advertising and sales literature and the printing and distribution of such promotional materials and prospectuses to prospective investors and defraying the Distributor's costs incurred in connection with its marketing efforts with respect to shares of the Series. To the extent a Service Organization provides administration, accounting and other shareholder services, payment for which is not required to be made pursuant to a plan meeting the requirements of Rule 12b-1, a portion of the fee paid by the Series shall be deemed to include compensation for such services. The fees received from the Series hereunder in respect of the Class A shares may not be used to pay any interest expense, carrying charges or other financing costs, and fees received hereunder may not be used to pay any allocation of overhead of the Distributor. The fees of any particular class of and Series of the Trust may not be used to subsidize the sale of shares of any other class. The fees payable to Service Organizations from time to time shall, within such limits, be determined by the Trustees of the Trust.

     Section 3. J. & W. Seligman & Co. Incorporated, the Trust's investment manager (the "Manager"), in its sole discretion, may make payments to the Distributor for similar purposes. These payments will be made by the Manager from its own resources, which may include the management fee that the Manager receives from the Trust.

     Section 4. This Plan shall continue in effect through December 31 of each year so long as such continuance is specifically approved at least annually by vote of a majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval.

     Section 5. The Distributor shall provide to the Trust's Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     Section 6. This Plan may be terminated by the Trust with respect to any class at any time by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding voting securities of such class. If this Plan is terminated in respect of a class, no amounts (other than amounts accrued but not yet paid) would be owed by the Trust to the Distributor with respect to such class.

     Section 7. All agreements related to this Plan shall be in writing, and shall be approved by vote of a majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval, provided, however, that the identity of a particular Service Organization executing any such agreement may be ratified by such a vote within 90 days of such execution. Any agreement related to this Plan shall provide:

     A. That such agreement may be terminated in respect of any class of any Series of the Trust at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the class, on not more than 60 days' written notice to any other party to the agreement; and


     B. That such agreement shall terminate automatically in the event of its assignment.


     Section 8. This Plan may not be amended to increase materially the amount of fees permitted pursuant to Section 2 hereof without the approval of a majority of the outstanding voting securities of the relevant class and no material amendment to this Plan shall be approved other than by vote of a majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval.

     Section 9. The Trust is not obligated to pay any administration, shareholder services or distribution expense in excess of the fee described in
Section 2 hereof, and, in the case of Class A shares, any expenses of administration, shareholder services and distribution of Class A shares of and Series of the Trust accrued in one fiscal year of the Trust may not be paid from administration, shareholder services and distribution fees received from the Trust in respect of Class A shares in any other fiscal year.

     Section 10. As used in this Plan, (a) the terms "assignment", "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission and (b) the term "Qualified Trustees" shall mean the Trustees of the Trust who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan.